EXHIBIT 99.1

[NUWAVE LOGO]

                                                              ONE PASSAIC AVENUE
                                                             FAIRFIELD, NJ 07004
                                                                  (973) 882-8810

PRESS RELEASE
FOR IMMEDIATE RELEASE
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                          NUWAVE TECHNOLOGIES ANNOUNCES
                         ONE FOR 50 REVERSE STOCK SPLIT

FAIRFIELD, NJ, JULY 21, 2003 - NUWAVE Technologies, Inc. (OTCBB: WAVE), announced a reverse stock split of its common stock at a ratio of one share for each 50 shares. The reverse stock split is effective as of 9:00 a.m., Eastern Time today and NUWAVE's common stock will begin trading on a post-split basis under the interim trading symbol "NUWVV" for approximately 10 days when the trading symbol will permanently change to "NUWV."

This action reduces the number of the company's currently outstanding common shares from approximately 94 million to approximately 1.88 million. The par value of NUWAVE's common stock will remain at $.001 and the number of common shares authorized for issuance under NUWAVE's certificate of incorporation remains at 140 million shares. Appropriate adjustments have been made to NUWAVE's outstanding common stock purchase warrants and the conversion ratio of NUWAVE's Series A preferred stock to reflect the reverse split.

NUWAVE CEO Gerald Zarin said, "On December 20, 2002 the company's stockholders authorized management to declare a reverse split of the company's common shares at a ratio of up to one for fifty. With the approval by our shareholders in place and with today's current improved financial market trends and conditions we felt now would be the appropriate time to consummate the reverse stock split."

To meet the company's operating cash flow and working capital requirements, which have been substantially reduced in the past year, the company said it needs to raise additional capital through private placements, further draw downs on the existing equity line of credit or through alternative financings.

"Implementation of these actions is expected to facilitate and hopefully provide us with the added flexibility needed in raising such capital to support our business plans either through private or public offerings of equity or convertible securities," Zarin added. "It also allows the company to have shares available for strategic investments and mergers and/or acquisitions."


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The company believes the pre reverse split price of the company's common stock and the number of issued and outstanding shares limited the stock's marketability to many investors. The reverse stock split will result in a smaller stock base, which is expected to better reflect future operating results of NUWAVE and to position NUWAVE's common stock in a price range more attractive to a broader range of institutional and private investors.

An investment profile on NUWAVE may be found at www.hawkassociates.com/nuwave/ profile.htm.

ABOUT NUWAVE
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NUWAVE Technologies is commercializing its patented state-of-the-art video enhancement technology that significantly enhances video output with clearer, sharper details and more vibrant colors. The company's high margin products are applicable for virtually any video display device. They are being marketed at both the OEM and consumer levels. Consumer demand for high definition video and corresponding industry demand are being propelled by the convergence of television, entertainment, telecommunications and the Internet. For more information please visit NUWAVE online at www.nuwaveinc.com.

For investor relations information contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383. Email: info@hawkassociates.com For NUWAVE information contact Jerry O'Brien at (973) 882-8810. Detailed information about NUWAVE can be found on the website www.nuwaveinc.com. Copies of NUWAVE press releases, current price quotes, stock charts and other valuable information for investors may be found on the website www.hawkassociates.com.

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, significant fluctuations and unpredictability of operating results, risks in product and technology development and rapid technological change, dependence on a single product line, extent of demand for the company's product, impact of competitive products and pricing, market acceptance, lengthy sales cycle, changing economic conditions, risks of joint development projects, reliance on distributor to market company's products effectively, dependence on key personnel, difficulties in managing growth, risks relating to sales and distribution, risks associated with international sales, risks of product defects, and dependence on company proprietary technology. For a more detailed discussion of these and other risk factors, see the Company's Form 10-KSB and SB-2 as filed with the United States Securities and Exchange Commission.